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                 [Form of Opinion of Conyers, Dill & Pearman]

RSL Communications, Ltd.                                      February, 1998
Clarendon House
Church Street
Hamilton HM CX
Bermuda

Gentlemen:

Re:      RSL Communications, Ltd. (the "Company") Form S-1
         Registration Statement under The United States Securities
         Act of 1933

You have requested our opinion with respect to the material set forth under the heading "Certain Bermuda Tax Considerations" in prospectus included in the registration statement on Form S-1 (the "Registration Statement" filed by the
Company on 11 February, 1998 (Reg. No. 333-      ) in connection with the
1,492,455 Class A Common Shares to be issued by the Company to investors on 6 October, 1996 and to be sold by certain selling shareholders.

In connection with your request, you have provided us with the Registration Statement and such other documents as we have deemed necessary or appropriate to review in rendering this opinion.

It is our opinion that the tax discussion set forth under the hearing "Certain Bermuda Tax Considerations" in the Registration Statement is accurate as of the date hereof in all material respects.

We hereby consent to the use of our name under the caption "Legal Matters" in the prospectus which is part of the Registration Statement and to the use of this opinion as an exhibit to the Registration Statement.

Yours faithfully,

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